Exhibit 99.1

Biovest Reports Blinded Results for Phase 3 Study

Evaluating Anti-Cancer Vaccine, BiovaxID® , which

Shows 100% Difference in Disease-Free Survival at

36 Months in the Comparative Arms

Final Unblinded Results Are Expected to Confirm Efficacy of

BiovaxID for the Treatment of Non-Hodgkin’s Lymphoma

TAMPA, FLORIDA – June 11, 2008 – Biovest International, Inc. (OTCBB: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI), today reported what the Company believes to be highly encouraging blinded results from its randomized controlled pivotal Phase 3 Fast-Tracked clinical trial of BiovaxID® (anti-idiotype vaccine) for the treatment of indolent follicular non-Hodgkin’s lymphoma (NHL), an often fatal blood cancer.

The Company reported blinded disease-free survival data for those patients that have completed 36 months of follow-up subsequent to randomization in both the treatment and control arms, with one arm demonstrating 100% improvement in disease-free survival over the other arm. Disease-free survival (how long patients remain in cancer-free remission) is the primary endpoint of the study.

According to Steven Arikian, M.D., Chairman and CEO of Biovest International, “In the graph below, one curve shows those patients at 36 months in the BiovaxID arm and the other curve shows those patients at 36 months in the control arm who received a non-specific immunostimulant (KLH/GM-CSF).”

See Graph Showing Disease-Free Survival Curves Below:

“Although these results are blinded, this data shows two distinct populations in the study, with unequivocal evidence of a difference in disease-free survival among the two arms. This is in direct contrast to previous anti-NHL vaccine failures which showed little difference between the treatment arm and the control arm. Based on the similar pattern to our Phase 2 data, we have a high degree of confidence that the cohort demonstrating superior disease-free survival represents the BiovaxID arm,” stated Dr. Arikian.

Dr. Angelos Stergiou, Biovest’s Vice President, Product Development, added, “We know that in our Phase 2 trial, the control arm showed a median disease-free survival of approximately 20 months, which is consistent with the inferior arm in our blinded Phase 3 results, and supports our strong belief that the group demonstrating clinical benefit is the BiovaxID arm.”

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular non-Hodgkin’s lymphoma. Additionally, we anticipate that BiovaxID could potentially be used to treat other types of B-cell cancers, such as Mantle Cell Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma.

About Biovest International, Inc.

Biovest International, Inc. (OTCBB: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID®, AutovaxID™, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.